Exhibit 10.2
UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-11-82
Mountain National Bank	)
Sevierville, Tennessee	)
CONSENT ORDER
WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”), through his National Bank Examiner, has supervisory authority over Mountain National Bank of Sevierville, Tennessee (“Bank”);
WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated October 27, 2011 that is acceptable to the Comptroller; and
WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller;
NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders the following:
ARTICLE I
COMPLIANCE COMMITTEE
(1) The Board shall maintain a Compliance Committee of at least five (5) directors, none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. In the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.
(3) Within thirty (30) days of the date of this Order and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the actions needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective actions and the time frames for completion;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.
ARTICLE II
STRATEGIC PLAN
(1) Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (3) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:
(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished, including the reduction of problem assets and achieving sustained profitability;

(d)	specific actions to accomplish the identified strategic goals and objectives, including specific time frames;

(e)	designated Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan; and

(j)	a description of the process to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.
(2) If the Board’s Strategic Plan under paragraph (1) of this Article is a sale or merger of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Strategic Plan shall, at a minimum, describe the actions that will be taken, including the associated timeline, to execute a definitive agreement for the sale or merger within ninety (90) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (3) of this Article.
(3) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Within five (5) days of receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Strategic Plan, and any subsequent amendments or revisions.

(4) Following adoption by the Board, at least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. The Board shall submit a copy of the written evaluation to the Director with the written quarterly progress report required by Article I, paragraph (3) of this Order.
(5) Following adoption by the Board, at least monthly, the Board shall review financial reports and earnings analyses prepared by Bank management that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan for the most recent month and year-to-date, as well as the Bank’s written explanation of significant differences between actual and projected balance sheet, income statement, and expense accounts for those periods, including descriptions of extraordinary and/or nonrecurring items.
(6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(7) Until the Strategic Plan required under this Article has been submitted by the Bank for OCC review, has received a written determination of no supervisory objection from the OCC, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Consent Order without first obtaining the OCC’s prior written determination of no supervisory objection to such significant deviation. Any request to the OCC for prior written determination of no supervisory objections to a significant deviation must be submitted to the Director 30 days in advance of the significant deviation and shall include:
(a)	an assessment of the adequacy of the Bank’s management, staffing levels, organizational structure, financial condition, capital adequacy, funding sources, management information systems, internal controls, and written policies and procedures with respect to the proposed significant deviation, and

(b)	the Bank’s evaluation of its capability to indentify, measure, monitor, and control the risks associated with the proposed significant deviation.
(8) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s products and services, marketing strategies, marketing partners, underwriting practices and standards, credit administration, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance, or any other position subsequently identified in writing by the Director.

ARTICLE III
CAPITAL PLAN
(1) The Bank shall achieve within one-hundred and twenty (120) days of the date of this Order and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3)1:
(a)	Total risk-based capital at least equal to twelve percent (12%) of risk-weighted assets; and

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets[2].
(2) Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (5) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan developed pursuant to Article II, paragraph (1) of this Order, covering at least a three-year period. The Capital Plan shall include:
(a)	specific plans for the maintenance of adequate capital at levels commensurate with the Bank’s risk profile, business model and operations;

[1]	The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

[2]	Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in a bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of appendix A of 12 C.F.R. § Part 3.

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs; and

(d)	a contingency plan that identifies alternative methods should the source(s) of additional capital under (c) above not be available.
(3) The Bank may pay a dividend or make a capital distribution only:
(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend or capital distribution;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(4) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for prior written determination of no supervisory objection. Within five (5) days of receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan, and any subsequent amendments or revisions. The Board shall review and update the Bank’s Capital Plan on an annual basis, or more frequently if necessary or if requested by the Director in writing. Copies of the reviews shall be submitted to the Director. Revisions to the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection to the revised Capital Plan from the Director, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan, and any subsequent amendments or revisions or provide to the Director reasons, in writing, as to why the revised Capital Plan should not be implemented.
(5) If the Bank’s Capital Plan is entirely or partially based on recapitalizing the Bank through a stock offering, the Capital Plan shall: (i) identify the names of investors who have submitted paid-in stock subscriptions that are irrevocable pursuant to the terms of the stock offering and pursuant to applicable law; (ii) specify the amount of capital to be raised through the stock offering that is (either alone or combined with other sources of capital) consistent with the capital levels in the Capital Plan; (iii) provide a detailed explanation of actions taken to comply with all applicable securities laws and to obtain any necessary shareholder approvals; and (iv) include a time line with specific and targeted deadlines for completing all steps necessary to successfully closing the offering.

(6) If the Bank’s Capital Plan outlines a sale or merger of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Capital Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that within ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Capital Plan, a definitive agreement for the sale or merger is executed.
(7) If the Bank fails to achieve, or thereafter maintain the level of capital required by paragraph (1) of this Article, violates paragraph (2), or fails to implement a Capital Plan that the Director has provided no supervisory objection, then the Bank shall be deemed undercapitalized for purposes of this Order, and the Bank shall take such corrective measures as the OCC may direct from among the provisions applicable to undercapitalized depository institutions under 12 U.S.C. § 1831(e) and 12 C.F.R. Part 6. For purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s Tier 1 capital to the minimum levels required by this Order, and any other action deemed advisable by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.

ARTICLE IV
BOARD TO HIRE AND ENSURE COMPETENT MANAGEMENT
(1) The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board’s policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.
(2) Within ninety (90) days, the Board (with the exception of any Bank executive officers) shall prepare a written assessment of the capabilities of the Bank’s President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Lending Officer, Chief Credit Risk Officer, and Chief Credit Officer (“officers”) to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, and factoring in the officer’s past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the most recent Report of Examination. Upon completion, a copy of the written assessment shall be submitted to the Director.
(3) If the Board determines that an officer’s performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer’s performance, skills and abilities. Upon completion, a copy of the written program shall be submitted to the Director.

(4) If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (3) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (6) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.
(5) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, as required by 12 C.F.R. § 5.51. et. al. The Director shall have the power to disapprove the appointment of the proposed executive officer. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.
(6) The Board shall perform, at least annually, a written performance appraisal for each Bank officer, defined in paragraph 2 of this Article, that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports. Upon the completion of the initial written performance appraisal for each of the Bank’s officers, copies of the initial performance appraisals shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (4) and (5) of this Article.

ARTICLE V
CREDIT RISK MANAGEMENT AND NONACCRUAL RECOGNITION
(1) The Board shall ensure adherence to the Bank’s written program to reduce and manage the high level of credit risk in the Bank. The Bank’s actions shall include, but not be limited to, credit risk management procedures to:
(a)	perform analyses of current and complete credit information, including global cash flow analyses of borrowers and guarantors;

(b)	require and enforce appropriate financial reporting covenants;

(c)	reduce problem assets;

(d)	identify problem loans in a timely manner;

(e)	assign accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk;”

(f)	designate the appropriate accrual status pursuant to the FFIEC Instructions for the Preparation of Consolidated Reports of Condition and Income;

(g)	reduce credit concentrations in commercial real estate loans;

(h)	reduce the volume of credit and collateral exceptions;

(i)	strengthen loan collections;

(j)	maintain an adequate, qualified staff in all loan functional areas; and

(k)	monitor lending staff adherence to the Bank’s written program.

(2) At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk and the Bank’s adherence to the aforementioned program. The Board shall submit a copy of this assessment to the Director.
ARTICLE VI
PROBLEM ASSET MANAGEMENT
(1) Effective as of the date of this Order, the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized as “doubtful,” “substandard,” or “special mention” in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination. The program shall include:
(a)	sufficient staff having the qualifications, skills, and experience to effectively manage and resolve problem assets, who will be held accountable by the Bank’s Board to successfully execute their assigned duties;

(b)	adequate management information systems to measure the status of workout plans on each problem asset; and

(c)	the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate two hundred and fifty thousand dollars ($250,000) or more, criticized as “doubtful,” “substandard,” or “special mention.” The CARs must be updated monthly, and, if there are any changes are to be submitted to a committee of the Board monthly, and submitted to the full Board and to the Director quarterly.

(2) Each CAR shall cover an entire credit relationship and other assets, and include, at a minimum, analysis and documentation of the following:
(a)	the origination date and any renewal or extension dates, amount, purpose of the loan or other asset, and the originating and current handling officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)	the appraised value of supporting collateral, along with the date and source of the appraisal, and the position of the Bank’s lien on such collateral, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including a global cash flow analysis where loans are to be repaid from operations;

(e)	results of any impairment analysis;

(f)	accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk;”

(g)	appropriate accrual status pursuant to the FFIEC Instructions for the Preparation of Consolidated Reports of Condition and Income;

(h)	significant developments, including a discussion of changes since the prior CAR, if any; and

(i)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an exit strategy if appropriate.
(3) The Bank shall not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, and whose aggregate loans and other extensions of credit exceed two-hundred and fifty thousand dollars ($250,000), unless and until the Board, or a designated committee thereof, determines in writing that each of the following conditions is met:
(a)	the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.

(b)	a written credit and collateral analysis is performed as required by paragraphs (2)(b),(c) and (d) of this Article and, if necessary, the proposed action referred to in paragraph (2)(i) of this Article is revised, as appropriate; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.
A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower.

ARTICLE VII
INDEPENDENT LOAN REVIEW
(1) Within sixty (60) days of the date of this Order, the Board shall establish an effective, independent, and on-going independent loan review program to review, at least semi-annually, the Bank’s loan portfolio, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review and shall employ a loan rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,” booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:
(a)	a description of the loan review scope and coverage parameters;

(b)	conclusions regarding the overall quality of the loan portfolio;

(c)	the identification, type, rating, and amount of problem loans;

(d)	the identification and amount of delinquent loans and leases;

(e)	loans meeting the criteria for nonaccrual status;

(f)	loans and leases to the directors, executive officers, and principal shareholders of the Bank and to their related interests;

(g)	a list of credit and collateral documentation exceptions;

(h)	conclusions on the independence and appropriateness of the collateral valuation process;

(i)	the identification and status of credit-related violations of law, rule, or regulation;

(j)	a list of concentrations of credit;

(k)	loans and leases in nonconformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies; and

(l)	adequacy of the ALLL balance and methodology.
(2) Upon completion, the Board shall forward a copy of the program required in paragraph (1) above, and any related reports, to the Director.
(3) If the Board decides to hire an outside firm to perform an independent loan review pursuant to paragraph (1) of this Article, the Bank shall provide to the OCC for a prior written determination of no supervisory objection a detailed engagement letter which sets forth the scope, coverage, content of loan review reports, and the expected timeframes for completion.
(4) The Board shall review the loan review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s), and that documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits shall be preserved in the Bank.

ARTICLE VIII
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1) The Board shall maintain and adhere to a written policy and procedures for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The policy and procedures shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” Booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:
(a)	loan risk ratings;

(b)	results of the Bank’s independent loan review;

(c)	criteria for determining which loans will be reviewed under Accounting Standards Codification (“ASC”) Topic 310, how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements;

(d)	criteria for determining loan pools under ASC 450 and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2) The policy and procedures shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL, and made available for review by National Bank Examiners.
(3) A copy of the Board’s ALLL policy and procedures, and any subsequent revisions, shall be submitted to the Director.
ARTICLE IX
INTERNAL AUDIT
(1) Within sixty (60) days of the date of this Order the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, risk-based audit program of all Bank operations, sufficient in scope, testing and documentation to:
(a)	detect irregularities in the Bank’s operations;

(b)	determine the adequacy of internal controls and the Bank’s level of compliance with all applicable laws, rules and regulations;

(c)	evaluate adherence to Bank policies and procedures;

(d)	document and support audit conclusions;

(e)	track audit findings;

(f)	assign Bank personnel responsible for corrective actions;

(g)	track the status of corrective actions; and

(h)	establish targeted time frames for completion.

(2) The persons responsible for implementing the independent audit program pursuant to paragraph (1) shall report directly to the Board, which shall have the sole power to direct the audit program activities.
(3) The Board shall exercise appropriate oversight of the audit function which, at a minimum, requires development and implementation of the following:
(a)	an audit charter and policy which sets forth the requirements of the Bank’s audit program;

(b)	the responsibilities of the Audit Committee and the frequency of Audit Committee meetings;

(c)	the completion of risk assessments on each area of the Bank on an annual basis, and the completion of an annual enterprise-wide risk assessment based upon the results of the aforementioned risk assessments; an annual audit schedule using a risk-based approach, based upon the aforementioned risk assessments, to achieve audit objectives;

(d)	written audit reports that provide conclusions and are supported by adequate work papers;

(e)	time-frames for management responses to audit findings; and

(f)	dedicating adequate staff with respect to both the experience level and number of the individuals to the Bank’s audit function.

(4) The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that the Bank maintains a written record describing those actions. The Board shall ensure that management provides detailed explanations in those circumstances, if any, where the deficiencies cannot be remedied, and that the audit staff maintain a written record describing those actions. The Board shall provide for a timely independent written follow-up for any uncorrected deficiencies. The audit staff shall evaluate in writing the effectiveness of the corrective actions and recommend additional corrective actions, as necessary.
(5) The Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.
ARTICLE X
LIQUIDITY RISK MANAGEMENT PROGRAM
(1) Within sixty (60) days, the Board shall revise and maintain a comprehensive liquidity risk management program, consistent with OCC Bulletin 2010-13, “Liquidity” (March 22, 2010), which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:
(i)	better diversification of funding sources, reducing reliance on high cost providers;

(ii)	reducing and monitoring rollover risk;

(iii)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank’s market(s).
(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:
(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be updated at least weekly;

(ii)	a schedule of all funding obligations, including unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be prepared and a updated at least weekly;

(iii)	listing of funding sources, prepared and updated on a weekly basis for the next month and monthly thereafter for the following five months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

(iv)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:
1.	the funding obligations and sources required by (b)(ii) and (b)(iii) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)	A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:
(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and the restrictions against brokered deposits in 12 C.F.R. §337.6;

(ii)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.
(2) The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director.
ARTICLE XI
LIMITATIONS ON THIRD PARTY CONTRACTS
(1) Any contract with a third party to assist in the sale, merger, or recapitalization of the Bank must be expense based with a success fee paid upon completing the sale, merger, or recapitalization, and without the Director’s prior supervisory non-objection may not provide that the cost of performing due diligence, or other services related to the transaction will be incurred by the Bank. The Bank will not enter into any third party contract to assist in the sale, merger, or recapitalization of the Bank without obtaining the Director’s prior, written, supervisory non-objection.

(2) Any request for the Director’s supervisory non-objection shall include:
(a)	a description of the due diligence credit review, fairness opinion or any other services to be performed, including a copy of the proposed contract or engagement;

(b)	a description of the Bank’s due diligence process for agreeing to the services to be performed by a potential purchaser or merger partner;

(c)	a determination by the Board that the activities which are to be performed as part of the sale or merger requirements is fair and reasonable to the Bank, including the ability of the parties to perform under the contract or commitment; and

(d)	a determination by the Board that the contract is in the best interests of the Bank.
(3) Following any supervisory non-objection granted by the Director, the Board must routinely monitor the performance of the contractor or service provider to ensure that committed goods and services are received, and that they are in compliance with the written contract or engagement.
ARTICLE XII
ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME
(1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.
ARTICLE XIII
OTHER PROVISIONS
(1) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Comptroller of the Currency
250 E Street, S.W.	Nashville Field Office
Mail Stop 2-7	5200 Maryland Way, Suite 104
Washington, DC 20219	Brentwood, Tennessee 37027
(2) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order
(3) Although the Bank is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(4) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.
(5) Unless otherwise stated, any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Director for good cause upon written application by the Board.
(6) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
(7) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(8) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(9) The OCC and the Bank entered into a Formal Agreement dated January 26, 2009 (“Formal Agreement”). This Order replaces the Formal Agreement and, therefore, the Formal Agreement is hereby terminated.
(10) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IT IS SO ORDERED, this 27th day of October, 2011.

/s/ Henry Fleming

Henry Fleming
Director for Special Supervision